Exhibit 99.1

General Steel Announces Expansion of Share Repurchase Program

Board of Directors Authorizes Purchase of Additional One Million Shares Following Completion of Initial Buyback

BEIJING -- June 1, 2011 -- General Steel Holdings, Inc. ("General Steel" or "the Company") (NYSE: GSI), one of China's leading non-state-owned producers of steel products and aggregators of domestic steel companies, today announced that its Board of Directors has authorized an increase of one million (1,000,000) shares of its common stock which may be purchased under the Company's share repurchase program (the "Program") launched in December 2010, bringing the total authorized shares of Company common stock available for purchase under the Program to two million (2,000,000).

The newly authorized repurchases may be made from time to time in the open market or in privately negotiated transactions in accordance with applicable federal securities laws.  General Steel plans to fund the increase of repurchases from its available cash balance. The newly authorized shares available for repurchase do not have an expiration date, and the timing of the repurchases and the exact number of shares of common stock to be purchased will be determined by the management of the Company, in their discretion, and will depend upon market conditions and other factors.

The Company also announced that it has completed the repurchase of the initial one million shares of its common stock authorized under the Program as of May 31, 2011.

"Repurchasing shares is part of General Steel's continued commitment to enhancing shareholder return on equity. Given the continued progress of our business with expanded capacity and improved operational efficiency, we believe that our stock is undervalued and represents a compelling buying opportunity for both our Company and our shareholders," said General Steel's Chairman and Chief Executive Officer Henry Yu. "We have made meaningful operational and financial improvements, with four consecutive quarters of margin improvement and two consecutive quarters of profitability, along with significant top-line growth. In addition, our recent strategic alliance with the Shaanxi Coal and Shaanxi Steel has positioned the Company well for sustainable, profitable growth through capacity expansion, efficiency improvements and beneficial raw material purchasing terms. We have a clear and achievable growth strategy for 2011 that we have effectively carried out to date. Based on our accomplishments thus far and our outlook for the remainder of 2011, we believe that the repurchase of our shares represents a prudent investment and effective use of capital."

For the first quarter of 2011, General Steel increased its revenue by 57% year-over-year to $710.5 million. Net income attributable to the Company for the first quarter of 2011 was $2.6 million, or $0.05 per diluted share, compared with a net loss of $(5.5) million, or $(0.11) per diluted share in the first quarter of 2010.

Exhibit 99.1

About General Steel Holdings, Inc.

General Steel Holdings, Inc., (NYSE: GSI), headquartered in Beijing, China, operates a diverse portfolio of Chinese steel companies. With 7 million metric tons of crude steel production capacity, its companies serve various industries and produce a variety of steel products including rebar, high-speed wire and spiral-weld pipe. General Steel Holdings, Inc. has steel operations in Shaanxi and Guangdong provinces, Inner Mongolia Autonomous Region and Tianjin municipality. For more information, please visit www.gshi-steel.com.

To be added to General Steel's email list to receive Company news, please send your request to generalsteel@tpg-ir.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Actual results could differ materially from those projected in the forward-looking statements as a result of inaccurate assumptions or a number of risks and uncertainties. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, and include: (a) those risks and uncertainties related to general economic conditions in China, including regulatory factors that may affect such economic conditions; (b) whether the Company is able to manage its planned growth efficiently and operate profitable operations, including whether its management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to successfully manage and exploit existing and potential market opportunities; (c) whether the Company is able to generate sufficient revenues or obtain financing to sustain and grow its operations; (d) whether the Company is able to successfully fulfill our primary requirements for cash; and (e) other risks, including those disclosed in the Company's Form 10-K, filed with the SEC.  Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

Contact Us:

In China:
Jenny Wang
General Steel Holdings, Inc.
Tel: +86-10-5879-7346
Email: jenny.wang@gshi-steel.com

Exhibit 99.1

or

Wendy Sun
The Piacente Group, Inc.
Investor Relations
Tel: +86 10-6590-7991
Email: generalsteel@tpg-ir.com

In the US:
The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
Tel: (212) 481-2050
Email: generalsteel@tpg-ir.com